SAMSON OIL & GAS ANNOUNCES MANAGEMENT CHANGES

Denver March 27th, 2020, Perth March 28th, 2020.

Samson Oil and Gas Limited (SSN, ASX, SSNYY OTCQ) advises that, effective March 31,2020, there will be a number of changes to its Board of Directors and management structure.

Mr. Terry Barr is retiring from his position as Samson’s CEO and Managing Director but will remain on the Board of Directors.  He will be replaced as CEO by Mr. Tristan Farel, Samson’s current CFO.  Mr. Farel will also join the Samson Board of Directors as Managing Director.

Mr. Barr will assume the position of Chairman of the Board, replacing Dr. Peter Hill, who is retiring from the Samson Board.

Mr. Farel stated, “We are grateful to Dr. Hill for his years of service, with distinction, as our Chairman in these unusually challenging times for the company and our industry. And while we regret the loss of Mr. Barr’s services on a day to day basis, we are pleased that he will continue to be closely involved with the company as Chairman and that he will remain available for assistance and guidance throughout this transition.”

Tristan Farel,  in his new role as CEO, has entered into an employment contract for a period of 3 years at an annual salary of $250,000.

As Chairman, Terry Barr will be paid a Chairman’s fee of  $60,000 and the Non-Executive Directors Greg Channon and Nicholas Ong will be paid an annual fee of $45,000. These Board fees represent a further 25% reduction on the prior fee structure.

Board of Directors

SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”  Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including the risks that the anticipated sales transaction will not close or that the purchase price will be materially reduced on account of potential liabilities uncovered during due diligence as well as uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.